Exhibit 99.1
Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.
www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER ANNOUNCES AGREEMENT TO ACQUIRE ELECTRICAL PAPERS PRODUCER

YORK, Pennsylvania – September 12, 2014 – Glatfelter (NYSE: GLT) today announced it has signed a definitive agreement to purchase all of the outstanding equity of Spezialpapierfabrik Oberschmitten GmbH (SPO) from FINSPO Beteiligungs-GmbH for €8.5 million (approximately U.S.$11 million). SPO has annual sales of approximately €25 million (U.S.$33 million).

“This acquisition will further our Composite Fibers business unit’s strategy of capitalizing on the fast-growing electrical market by expanding our electrical papers product platform,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter. “In addition to serving Europe, we intend to leverage Glatfelter’s growing presence in Asia to meet the needs of the high concentration of electrical customers in this region. As the demand for electronic devices continues to grow, Glatfelter is positioning itself to become a supplier of choice for electrical and electronics applications.”

SPO’s plant is located near Frankfurt, Germany. Its primary electrical products and applications include highly technical papers for a wide range of capacitors used in consumer and industrial products; insulation papers for cables and transformers; and materials for industrial power inverters, electromagnetic current filters and electric rail traction. SPO also produces glassine products, which are used in cosmetics packaging, food packaging, and pharmaceutical dosage bags.

The company expects to incur approximately $2 million to $3 million of one-time acquisition and integration costs. Excluding one-time costs, the addition of SPO is expected to be $.03 to $.05 accretive to earnings per share in 2015.

The proposed transaction is expected to close by early October. Upon closing, the acquired business will become part of Glatfelter’s Composite Fibers business unit, which manufactures fiber-based engineered materials for growing global niche markets, including filtration papers for tea and single serve coffee applications, nonwoven materials for the production of wall cover products, metallized papers, composite laminates, and technical specialties (which includes the electrical products platform). The acquisition of SPO will complement Glatfelter’s previously announced partnership with Dreamweaver International to develop and manufacture lithium ion battery separators, which utilize Glatfelter’s capabilities and expertise in making advanced fiber-based engineered materials.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Celebrating its 150th anniversary in 2014, Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.